Exhibit 99.1

Horizon Technology Finance Corporation

To Redeem 7.375% Senior Notes Due 2019

FARMINGTON, Conn, September 29, 2017 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”) announced today that it will redeem its 7.375% Senior Notes due 2019 (NYSE: HTF) (the “Notes”). The Company will redeem 100%, or $33,000,000 aggregate principal amount, of the issued and outstanding Notes on October 30, 2017 (the “Redemption Date”), following which they will be delisted from the New York Stock Exchange. The redemption price per Note will be $25 plus accrued and unpaid interest through, but excluding, the Redemption Date. The redemption of the Notes is expected to result in interest savings through the original maturity date of the Notes.

The Notes should be presented and surrendered by mail or by hand at the office of the paying agent, U.S. Bank National Association, 111 East Fillmore Ave, EP-MN-WS2N, St. Paul, MN 55107, Attention: Bondholder Services, Phone Inquiries: 1-800-934-6802.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN".

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Daniel Trolio	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 674-9977	(212) 477-8261 / (212) 477-8438
dtrolio@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com